Exhibit 99.1

STRATEX OIL & GAS HOLDINGS ENTERS INTO EAGLE FORD SHALE JOINT DEVELOPMENT AGREEMENT

Watertown, CT- (Marketwired – December 10, 2013) - Stratex OIl & Gas Holdings, Inc. (OTCQB-STTX) ("Stratex" or "the Company") announced today that it entered into a Joint Development Agreement (the “JDA”) with Eagleford Energy, Inc., (“Eagleford”) and its wholly owned subsidiary, Eagleford Energy Zavala, Inc. (“Eagleford Zavala”). Pursuant to the JDA, Eagleford Zavala granted Stratex the exclusive right to operate and develop approximately 2,549 leasehold acres under a certain Lease, located in Zavala County, Texas, situated within the established oil rim of the Eagle Ford Shale play. Eagleford Zavala has a 100% working interest (“WI”) and a 75% net revenue interest (“NRI”) in the Lease.

Pursuant to the JDA, on or prior to March 31, 2014, the Company has agreed to complete, or cause to be completed, the hydraulic fracturing of the Matthews #1H well, and to pay all future costs associated therewith. Eagleford originally drilled the Matthews #1H in October 2010. Under the terms of the JDA, Stratex intends to initiate the fracture stimulation (“frac”) and completion of the well, at an estimated cost of up to $2.0 million. Stratex will pay 100% of those costs, in return for a 66.67% WI, and a 50% WI after payout. The JDA further provides that, following the timely fracturing of the Matthews #1H, the Company shall have earned and be entitled to receive an assignment of an undivided 50% working interest in the entire 2,549 acres. As consideration for the rights granted to the Company under the JDA, Stratex agreed to pay $300,000 as follows: (i) $150,000 was delivered on December 4, 2013 to the lessors under the Lease, on behalf of Eagleford Zavala, (ii) $50,000 was delivered to Eagleford on December 4, 2013 and (iii) $100,000 will be delivered to Eagleford on or before December 31, 2013. The consideration was funded utilizing cash on the balance sheet.

The Matthews #1H was originally drilled to a total measured vertical depth of 8,500 feet, of which more than 5,100 feet was vertical depth into the Buda formation, which sits directly below the Eagle Ford Shale. The well was then whipstocked at the top of the Austin Chalk, directly above the Eagle Ford Shale, and drilled with an 800 foot curve into the Eagle Ford Shale. Subsequently, a 3,300 foot lateral through the Eagle Ford was drilled in order to more efficiently exploit the reservoir. A shot point sleeve from Baker Hughes was installed to protect the wellbore and accommodate a multi stage frac.

The Matthews #1H was extensively logged, and 36 sidewall cores were taken from 4 formation, including (in descending order) the San Miguel, Austin Chalk, Eagle Ford, and Buda. The logs were then interpreted by Weatherford International, Ltd., and the sidewall cores were analyzed by Core Laboratories and Weatherford. Subsequently, Ryder Scott Company, LP utilized the information, as well as other data, to prepare an evaluation of the recoverable contingent resources associated with the discovered petroleum initially in place in the Eagle Ford Shale.

The Lease is also highly prospective for other locally prolific zones, including the Austin Chalk and Buda, as well as the San Miguel (heavy oil). Local operators in the Eagle Ford are successfully exploiting the oil in place utilizing horizontal drilling and multi-stage hydraulic fracs on 60 to 80 acre spacing units. On this basis, Management believes there are up to 42 horizontal drilling locations in the Eagle Ford formation alone. Eagleford Zavala indicates 14 horizontal locations for the Austin Chalk and 32 horizontal locations for the Buda have also been mapped, with additional locations possible. In addition, there is significant heavy oil in place in the San Miguel formation. Stratex is considering various enhanced recovery methodologies, which could include waterflood or steam injection. Stratex intends to aggressively exploit the Lease following the timely frac and completion of the Matthews #1H.

The Eagle Ford Shale is one of the largest unconventional resource discoveries in the Lower 48 over the past 40 years, boasting a high, rich organic content shale. The play underlies much of southeastern Texas, covering a region previously known geologically for high quality multi-stacked pay. Rapidly increasing output from the Eagle Ford Shale currently accounts for approximately 25% of total Texas oil production of 2.5 million barrels per day, and is expected to surpass 1 million barrels per day in the very near future.

Stephen Funk, Chairman and CEO, stated, “Stratex is very pleased to have the opportunity to frac and complete the Matthews #1H and to drill the entirety of this high quality acreage, located in one of the most actively drilled areas of the United States. Stratex now has a formidable drilling inventory of high quality stacked locations, which we believe will enable the Company to raise additional capital in order to meaningfully increase proved reserves, production, and cash flow, which in turn should be highly accretive to shareholder value. We will aggressively commence the exploitation of our core focus area(s).”

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About Stratex Oil & Gas Holdings, Inc.

Stratex is an independent energy company focused on the exploration, acquisition, and production of crude oil in the Bakken and Three Forks formations in North Dakota and Montana. Its oil and natural gas operations are primarily concentrated in two Rocky Mountain basins, the Williston Basin of North Dakota and Montana. Stratex’s corporate strategy is to internally identify prospects, acquire lands encompassing those prospects, and evaluate those prospects using subsurface geology and geophysical data.  Using this strategy, Stratex has developed an oil portfolio of proven reserves, as well as development opportunities on high potential oil prospects.

Stratex’s core operating areas are the Williston Basin in North Dakota and Montana, and the Denver-Julesburg Basin in Colorado.  In the Williston Basin, Stratex focuses on oil production from multiple zones including the Bakken Shale and Three Forks Sanish Formations. In the Denver-Julesberg Basin Stratex focuses on the Niobrara and Codell Formations.

Stratex engages geologists, petroleum engineers, and geophysicists with years of relevant industry experience in the basins where the Company operates.  Stratex strives to retain operations on its lands wherever possible in order to control the timing of the development of its leasehold. For more information visit: http://www.stratexoil.com

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Additionally, words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" "project" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the events or results anticipated by these forward- looking statements may not occur. Factors that could cause or contribute to such differences include the ability of Stratex Oil & Gas to attract customers for its services, and to continue developing its oil & gas assets.  Further information on Stratex's risk factors is contained in its filings with the Securities and Exchange Commission, including the Form 8-K filed in connection with the Merger. Stratex Oil & Gas does not undertake any duty nor does it intend to update the results of these forward-looking statements.

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